Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880    Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

PROVIDES UPDATE ON LAWSUIT

WAKEFIELD, MASSACHUSETTS – June 14, 2007 – American Dental Partners, Inc. (NasdaqGS: ADPI) announced today developments in the pending litigation between PDG, P.A. (“PDG”) and PDHC, Ltd. (“PDHC”), one of the Company’s Minnesota subsidiaries.

The District Court of Hennepin County, Minnesota (“Court”) issued on June 12, 2007 its decision on PDHC’s motion for partial summary judgment filed in January 2007. The Court ruled in PDHC’s favor on a number of claims, including the issue of the legality of the service agreement between PDHC and PDG. The Court dismissed PDG’s claim that the agreement is illegal and should be voided as a matter of public policy. In addition, the Court dismissed PDG’s claims for violation of the Minnesota Franchise Act, unjust enrichment, and tortious interference with PDG’s relationships with certain of its former dentists. The Court denied PDHC’s motion to dismiss PDG’s claims for breach of the implied covenant of good faith and fair dealing and fraud and misrepresentation because it found disputed issues of material fact that need to be resolved at trial.

The case is now proceeding to trial on the remaining claims asserted by PDG and on PDHC’s counterclaims against PDG. The trial is scheduled to begin July 5, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 25 dental groups which have 219 dental facilities with approximately 1,983 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.